Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oncothyreon Inc. Amended and Restated Share Option Plan and Amended and Restated Restricted Share Unit Plan of our reports dated March 13, 2014, with respect to the consolidated financial statements of Oncothyreon Inc. and the effectiveness of internal control over financial reporting of Oncothyreon Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

June 6, 2014